Exhibit 99.1

Investor Contact:	Press Contact:
Frank Gordon	Brian Beades
212.810.5858	212.810.5596

BlackRock Kelso Capital Corporation Declares Regular Third Quarter Dividend of $0.32 per Share,

Announces June 30, 2010 Quarterly Financial Results

New York, New York, August 5, 2010 - BlackRock Kelso Capital Corporation (NASDAQ:BKCC) (“BlackRock Kelso Capital” or the “Company”) announced today that its Board of Directors has declared a third quarter dividend of $0.32 per share payable on October 1, 2010 to stockholders of record as of September 17, 2010.

BlackRock Kelso Capital also announced financial results for the quarter ended June 30, 2010.

HIGHLIGHTS:

Investment Portfolio: $774.9 million

Net Assets: $642.4 million

Net Indebtedness (borrowings less cash and cash equivalents): $123.7 million

Net Asset Value per share: $9.83

Portfolio Activity for the Quarter Ended June 30, 2010:

        Cost of investments during period: $127.8 million

        Sales, repayments and other exits during period: $181.3 million

        Number of portfolio companies at end of period: 51

Operating Results for the Quarter Ended June 30, 2010:

        Net investment income per share: $0.36

        Dividends declared per share: $0.32

        Net increase in net assets from operations per share: $0.39

        Net investment income: $20.4 million

        Net realized and unrealized gains: $1.9 million

        Net increase in net assets from operations: $22.3 million

Portfolio and Investment Activity

During the three months ended June 30, 2010, we invested $127.8 million across one new and several existing portfolio companies. This compares to investing $11.9 million across several existing portfolio companies for the three months ended June 30, 2009. Sales and repayments of investment principal totaled $181.3 million during the three months ended June 30, 2010, versus $43.2 million during the three months ended June 30, 2009.

At June 30, 2010, our portfolio consisted of 51 portfolio companies and was invested 57% in senior secured loans, 17% in unsecured or subordinated debt securities, 12% in equity investments, 11% in senior secured notes and 3% in cash and cash equivalents. This compares to 62 portfolio companies and invested 59% in senior secured loans, 31% in unsecured or subordinated debt securities, 6% in senior secured notes, 4% in equity investments and less than 1% in cash and cash equivalents at June 30, 2009. Our average portfolio company investment at amortized cost was approximately $17.4 million at June 30, 2010, versus $19.6 million at June 30, 2009. At June 30, 2010, 1.2% of our total debt investments at fair value (or 2.6% at amortized cost) were on non-accrual status.

The weighted average yields of the debt and income producing equity securities in our portfolio at fair value were 12.4% at June 30, 2010 and 14.1% at June 30, 2009. The weighted average yields on our senior secured loans and other debt securities at fair value were 11.2% and 15.1%, respectively, at June 30, 2010, versus 12.8% and 16.1% at June 30, 2009. The weighted average yields of the debt and income producing equity securities in our portfolio at their current cost basis were 10.5% at June 30, 2010 and 10.4% at June 30, 2009. The weighted average yields on our senior secured loans and other debt securities at their current cost basis were 10.0% and 11.3%, respectively, at June 30, 2010, versus 9.8% and 12.1% at June 30, 2009. Yields exclude common equity investments, preferred equity investments with no stated dividend rate, short-term investments and cash and cash equivalents.

At June 30, 2010, we had $21.3 million in cash and cash equivalents and $475.0 million available under our senior secured, multi-currency credit facility.

Results of Operations

Results comparisons are for the three and six months ended June 30, 2010 and 2009.

Investment Income

Investment income totaled $28.2 million and $56.0 million, respectively, for the three and six months ended June 30, 2010, compared to $33.4 million and $65.3 million for the three and six months ended June 30, 2009. The decrease in investment income for the three and six months ended June 30, 2010 primarily reflects a reduction in the size of our portfolio due to sales, repayments and restructurings, as well as the impact of lower levels of the London Interbank Offered Rate, or LIBOR, on our floating rate debt investments, which generally bear interest based on LIBOR. Total investments at their current cost basis were $886.7 million at June 30, 2010, compared to $1,216.2 million at June 30, 2009.

Expenses

Net expenses for the three and six months ended June 30, 2010 were $7.8 million and $15.3 million, respectively, versus $7.9 million and $16.0 million for the three and six months ended June 30, 2009. Of these totals, for the three and six months ended June 30, 2010, $1.7 million and $2.8 million, respectively, were interest and other credit facility expenses, versus $1.7 million and $3.5 million for the three and six months ended June 30, 2009. Base management fees were $4.2 million and $8.5 million, respectively, for the three and six months ended June 30, 2010, compared to $4.6 million and $9.4 million for the three and six months ended June 30, 2009. Expenses also consist of incentive management fees, investment advisor expenses, amortization of debt issuance costs, professional fees, administrative services expense, insurance expenses, director fees and miscellaneous other expenses. The decrease in base management fees for the three and six months ended June 30, 2010 reflects a decline in the quarterly portfolio values on which the fees are paid (in arrears). The decrease in interest expense and fees related to the credit facility for the six months ended June 30, 2010 is mainly a result of reduced borrowing levels and lower prevailing levels of LIBOR. Total borrowings were $145 million at June 30, 2010, compared to $376 million at June 30, 2009.

Net Investment Income

Net investment income totaled $20.4 million and $40.7 million, or $0.36 per share and $0.71 per share, respectively, for the three and six months ended June 30, 2010. For the three and six months ended June 30, 2009, net investment income totaled $25.5 million and $49.3 million, or $0.46 per share and $0.89 per share, respectively. The decrease is primarily a result of a decline in interest income.

Net Realized Losses

Total net realized loss for the three and six months ended June 30, 2010 was ($21.7) million and ($64.0) million, respectively, compared to ($10.7) million and ($8.5) million for the three and six months ended June 30, 2009. Net realized loss on investments for the three months ended June 30, 2010 was the result of ($20.4) million in net losses realized from the disposition or restructuring of our investments and ($1.3) million in net losses realized on foreign currency transactions. Net realized loss on investments resulted primarily from the restructuring of our investment in Electrical Components International, Inc. Foreign currency losses mainly represent losses on forward currency contracts used to hedge our investments denominated in foreign currencies.

Net Unrealized Appreciation or Depreciation

For the three and six months ended June 30, 2010, the change in net unrealized depreciation on the Company’s investments and foreign currency translation was a decrease (increase) in net unrealized depreciation of $23.6 million and $76.1 million, respectively, versus $9.0 million and ($21.0) million for the three and six months ended June 30, 2009. The decrease in net unrealized depreciation on investments for the three months ended June 30, 2010 includes $16.2 million relating to reversals of prior periods’ net unrealized depreciation as a result of investment restructurings and dispositions. Net unrealized depreciation was ($131.7) million at June 30, 2010 and ($330.3)

million at June 30, 2009. The decrease in net unrealized depreciation during the three months ended June 30, 2010 was primarily a result of the reversals described above and changes in capital market conditions. The valuations of our investments were favorably impacted by increased multiples used to estimate the fair value of some of our investments. Market-wide movements and trading multiples are not necessarily indicative of any fundamental change in the condition or prospects of our portfolio companies.

Net Increase in Net Assets from Operations

For the three and six months ended June 30, 2010, the net increase in net assets from operations was $22.3 million and $52.8 million, or $0.39 per share and $0.93 per share, respectively, compared to $23.8 million and $19.8 million, or $0.43 per share and $0.36 per share, for the three and six months ended June 30, 2009. The increase in net assets from operations primarily reflects the decrease in net unrealized depreciation on investments, net of realized gains and losses, for the three months ended June 30, 2010.

Liquidity and Capital Resources

On June 22, 2010, we closed an add-on public offering and sold 7.5 million shares of our common stock at a price of $10.25 per share receiving net proceeds of approximately $73 million. On June 28, 2010, the underwriters of the add-on offering exercised their over-allotment option under the underwriting agreement and elected to purchase an additional 1.125 million shares of common stock at a price of $10.25 per share resulting in net proceeds of approximately $11 million.

On June 7, 2010, our stockholders approved an amendment to our Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from 100 million to 200 million. The amendment became effective on that date.

At June 30, 2010, we had $21 million in cash and cash equivalents, $145 million in borrowings outstanding and, subject to leverage restrictions, $475 million available for use under our senior secured, multi-currency credit facility, of which $245 million expires December 6, 2010. At June 30, 2010, we were in compliance with regulatory coverage requirements with an asset coverage ratio of 520% and were in compliance with all financial covenants under our credit facility. In the near term, we expect to meet our liquidity needs through use of the remaining availability under our credit facility and continued cash flows from operations.

During the second quarter, we amended our credit facility to extend through December 6, 2013 certain existing lenders’ commitments. These extended commitments, together with the addition of commitments from new lenders, total $375 million, consisting of $275 million of revolving loan commitments and $100 million of term loan commitments. Non-extending lender commitments of $245 million, consisting of $200 million of revolving loan commitments and $45 million of term loan commitments, mature on December 6, 2010 unless extended prior to such date. Pricing for outstanding borrowings made by extending lenders and new lenders is at LIBOR plus an applicable spread of either 3.00% or 3.25% for revolving loans, based on a pricing grid depending on our credit rating, and LIBOR plus 3.00% for term loans. Pricing for outstanding borrowings made by non-extending lenders remains at LIBOR plus 0.875% with respect to revolving loans and LIBOR plus 1.50% with respect to term loans. The facility does not contain a LIBOR floor requirement. At June 30, 2010, the effective LIBOR spread under the facility was 2.53%. Term loan commitments under the facility have been fully drawn and, once repaid, may not be reborrowed. The credit facility also includes an “accordion” feature that allows us, under certain circumstances, to increase the size of the facility by up to an additional $275 million of revolving loan commitments and $250 million of term loan commitments. We expect to approach new lenders to solicit additional commitments to our credit facility.

As a closed-end investment company regulated as a business development company under the Investment Company Act of 1940 (the “1940 Act”), we are prohibited from selling shares of our common stock at a price below the current net asset value of the stock, or NAV, unless our stockholders approve such a sale and our Board of Directors makes certain determinations. On February 8, 2010, our stockholders approved a proposal authorizing us to issue shares of our common stock at a price below the then-current NAV, with the approval of our Board of Directors. The approval expires on February 8, 2011. In any such case, the price at which our common stock would be issued and sold may not be less than a price that, in the determination of our Board of Directors, closely approximates the market value of such common stock. Any sale of our common stock at a price below NAV would have a dilutive effect on our NAV.

Dividends

On August 4, 2010, our Board of Directors declared a dividend of $0.32 per share, payable on October 1, 2010 to stockholders of record at the close of business on September 17, 2010.

Dividends declared to stockholders for the three and six months ended June 30, 2010 totaled $18.2 million, or $0.32 per share, and $36.3 million, or $0.64 per share, respectively. For the three and six months ended June 30, 2009, dividends declared to stockholders totaled $8.9 million, or $0.16 per share, and $17.7 million, or $0.32 per share, respectively. Tax characteristics of all dividends will be reported to stockholders on Form 1099 after the end of the calendar year.

We have elected to be taxed as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code. To maintain our status as a RIC, we must distribute annually to our stockholders at least 90% of our investment company taxable income and at least 98% of our income (both ordinary income and net capital gains) to avoid an excise tax. We have made, and intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements to maintain our qualification as a RIC. We also intend to make distributions of net realized capital gains, if any, at least annually. We may, at our discretion, carry forward taxable income in excess of calendar year distributions and pay a 4% excise tax on this income. We will accrue excise tax on estimated undistributed taxable income as required.

Income we receive from origination, structuring, closing, commitment and other upfront fees associated with investments in portfolio companies is treated as taxable income when received and accordingly, distributed to stockholders. For the three and six months ended June 30, 2010, these fees totaled $2.4 million. There were no such fees for the 2009 periods.

Temporary guidance issued by the Internal Revenue Service permits publicly-traded RICs to distribute stock to satisfy their distribution requirements if stated conditions are met. Our Board of Directors has not yet made a determination whether to utilize the new guidance.

Dividend Reinvestment and Dividend Reinvestment Plan

We maintain an “opt out” dividend reinvestment plan for our common stockholders. As a result, if we declare a dividend, stockholders’ cash dividends will be automatically reinvested in additional shares of our common stock, unless they specifically “opt out” of the dividend reinvestment plan so as to receive cash dividends. With respect to our dividends paid to stockholders for the six months ended June 30, 2010 and 2009, dividends reinvested pursuant to our dividend reinvestment plan totaled $2.4 million and $4.0 million, respectively.

Under the terms of our amended and restated dividend reinvestment plan, dividends may be paid in newly issued or treasury shares of our common stock at a price equal to 95% of the market price on the dividend payment date. This feature of the plan means that, under certain circumstances, we may issue shares of our common stock at a price below NAV per share, which could cause our stockholders to experience dilution.

Share Repurchase Plan

In 2008, our Board of Directors approved a share repurchase plan under which we may repurchase up to 2.5% of our outstanding shares of common stock from time to time in open market or privately negotiated transactions. In 2009, our Board of Directors approved an extension and increase to the plan which authorized us to repurchase up to an additional 2.5% of our outstanding shares of common stock. In May 2010, the repurchase plan was further extended through June 30, 2011, with 1,794,971 shares remaining authorized for repurchase. There were no purchases under the plan during the six months ended June 30, 2010. Since inception of the repurchase plan through June 30, 2010, we have purchased 961,679 shares of our common stock on the open market for $5.4 million, including brokerage commissions.

Notice is hereby given in accordance with Section 23(c) of the Investment Company Act of 1940 that from time to time we may purchase shares of our common stock in the open market at prevailing market prices.

Conference Call

BlackRock Kelso Capital will host a webcast/teleconference call at 4:30 p.m. (Eastern Time) on Thursday, August 5, 2010 to discuss its second quarter 2010 financial results. All interested parties are welcome to participate. You can access the teleconference by dialing, from the United States, (800) 374-0176, or from outside the United States, (706) 679-3431, shortly before 4:30 p.m. and referencing the BlackRock Kelso Capital Corporation Conference Call (ID Number 80799319). A live, listen-only webcast will also be available via the investor relations section of www.blackrockkelso.com.

Both the teleconference and webcast will be available for replay by 7:30 p.m. on Thursday, August 5, 2010 and ending at midnight on Thursday, August 12, 2010. To access the replay of the teleconference, callers from the United States should dial (800) 642-1687 and callers from outside the United States should dial (706) 645-9291 and enter the Conference ID Number 80799319. To access the webcast, please visit the investor relations section of www.blackrockkelso.com.

BlackRock Kelso Capital Corporation

Statements of Assets and Liabilities (Unaudited)

	June 30, 2010	December 31, 2009
Assets:
Investments at fair value:
Non-controlled, non-affiliated investments (amortized cost of $772,076,780 and $963,463,604)	$641,782,785	$810,035,780
Non-controlled, affiliated investments (amortized cost of $63,489,666 and $63,942,195)	58,692,298	26,793,989
Controlled investments (amortized cost of $51,096,865 and $27,414,204)	53,115,874	9,912,276

Total investments at fair value (amortized cost of $886,663,311 and $1,054,820,003)	753,590,957	846,742,045
Cash and cash equivalents	20,384,318	5,048,136
Cash denominated in foreign currency (cost of $909,784 and $759,760)	881,628	759,765
Unrealized appreciation on forward foreign currency contracts	1,383,928	203,998
Receivable for investments sold	695,718	—
Interest receivable	18,353,477	18,441,527
Dividends receivable	8,249,511	6,620,903
Prepaid expenses and other assets	8,854,191	1,710,105

Total Assets	$812,393,728	$879,526,479

Liabilities:
Payable for investments purchased	$272,789	$557,483
Credit facility payable	145,000,000	296,000,000
Interest payable on credit facility	161,351	959,458
Dividend distributions payable	18,157,464	18,072,063
Base management fees payable	4,151,014	4,547,129
Incentive management fees payable	—	16,818,602
Accrued administrative services	220,256	201,728
Other accrued expenses and payables	2,015,058	2,807,254

Total Liabilities	169,977,932	339,963,717

Net Assets:
Common stock, par value $.001 per share, 200,000,000 and 100,000,000 common shares authorized, 66,328,753 and 57,436,875 issued and 65,367,074 and 56,475,196 outstanding	66,329	57,437
Paid-in capital in excess of par	912,913,513	826,617,395
Undistributed net investment income	23,879,992	19,463,949
Accumulated net realized loss	(157,293,763)	(93,279,572)
Net unrealized depreciation	(131,724,375)	(207,870,547)
Treasury stock at cost, 961,679 and 961,679 shares held	(5,425,900)	(5,425,900)

Total Net Assets	642,415,796	539,562,762

Total Liabilities and Net Assets	$812,393,728	$879,526,479

Net Asset Value Per Share	$9.83	$9.55

BlackRock Kelso Capital Corporation Statements of Operations (Unaudited)	Three months ended June 30, 2010	Three months ended June 30, 2009	Six months ended June 30, 2010	Six months ended June 30, 2009
Investment Income:
From non-controlled, non-affiliated investments:
Interest	$25,008,141	$32,153,777	$50,321,153	$62,489,811
Dividends	541,610	365,547	1,045,255	870,756
Other income	37,500	—	37,500	—
From non-controlled, affiliated investments:
Interest	1,624,132	433,133	3,084,840	914,518
Dividends	314,411	268,207	616,574	541,414
From controlled investments:
Interest	685,161	218,964	904,732	434,429

Total investment income	28,210,955	33,439,628	56,010,054	65,250,928

Expenses:
Base management fees	4,151,014	4,647,032	8,473,485	9,395,250
Incentive management fees	—	—	493,951	—
Interest and credit facility fees	1,699,510	1,712,222	2,821,764	3,548,611
Investment advisor expenses	385,297	340,273	783,961	687,067
Amortization of debt issuance costs	587,884	171,197	756,176	339,489
Administrative services	220,987	201,927	478,710	431,035
Professional fees	192,965	374,516	396,231	606,566
Insurance	182,203	131,864	334,611	261,225
Director fees	91,832	88,863	187,669	184,155
Other	278,626	236,331	597,594	510,745

Net expenses	7,790,318	7,904,225	15,324,152	15,964,143

Net Investment Income	20,420,637	25,535,403	40,685,902	49,286,785

Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled, non-affiliated investments	(20,391,142)	(7,067,506)	(27,086,218)	(7,062,957)
Non-controlled, affiliated investments	—	—	(36,221,865)	12,240
Controlled investments	634	—	2,515	—
Foreign currency	(1,260,360)	(3,598,580)	(708,623)	(1,487,041)

Net realized gain (loss)	(21,650,868)	(10,666,086)	(64,014,191)	(8,537,758)

Net change in unrealized appreciation or depreciation on:
Non-controlled, non-affiliated investments	3,529,516	12,328,390	19,116,927	(11,043,289)
Non-controlled, affiliated investments	(1,445,753)	(4,687,450)	36,367,741	(8,972,116)
Controlled investments	18,876,805	(748,728)	19,520,937	(2,350,911)
Foreign currency translation	2,604,495	2,060,171	1,140,567	1,371,919

Net change in unrealized appreciation or depreciation	23,565,063	8,952,383	76,146,172	(20,994,397)

Net realized and unrealized gain (loss)	1,914,195	(1,713,703)	12,131,981	(29,532,155)

Net Increase in Net Assets Resulting from Operations	$22,334,832	$23,821,700	$52,817,883	$19,754,630

Net Investment Income Per Share	$0.36	$0.46	$0.71	$0.89

Earnings Per Share	$0.39	$0.43	$0.93	$0.36

Basic and Diluted Weighted-Average Shares Outstanding	57,490,004	55,621,338	57,045,983	55,433,200
Dividends Declared Per Share	$0.32	$0.16	$0.64	$0.32

Supplemental Information

The Company reports its financial results on a GAAP basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of the Company’s financial performance over time. The Company’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

The Company records its liability for incentive management fees as it becomes legally obligated to pay them, based on a hypothetical liquidation at the end of each reporting period. The Company’s obligation to pay incentive management fees with respect to any fiscal quarter is based on a formula that reflects the Company’s results over a trailing four-fiscal quarter period ending with the current fiscal quarter. The Company is legally obligated to pay the amount resulting from the formula less any cash payments of incentive management fees during the prior three quarters. The formula’s requirement to reduce the incentive management fee by amounts paid with respect to incentive fees in the prior three quarters has caused the Company’s incentive fee expense to become, and currently is expected to be, concentrated in the fourth quarter of each year. Management believes that reflecting incentive fees throughout the year, as the related investment income is earned, is an effective measure of the Company’s profitability and financial performance that facilitates comparison of current results with historical results and with those of the Company’s peers. The Company’s “as adjusted” results reflect incentive management fees based on the formula the Company utilizes for each trailing four-fiscal quarter period, with the formula applied to the current quarter’s incremental earnings and without any reduction for incentive management fees paid during the prior three quarters. The resulting amount represents an upper limit of each quarter’s incremental incentive management fees that the Company may become legally obligated to pay at the end of the year. Prior year amounts are estimated in the same manner. These estimates represent upper limits because, in any calendar year, subsequent quarters’ investment underperformance could reduce the incentive management fees payable by the Company with respect to prior quarters’ operating results. Changes in the economic environment, financial markets and other parameters used in determining such estimates could cause actual results to differ and such differences could be material. For a more detailed description of the Company’s incentive management fee, please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 and Annual Report on Form 10-K for the fiscal year ended December 31, 2009 on file with the SEC.

Computations for all periods are derived from the Company’s financial statements as follows:

	Three months ended June 30, 2010	Three months ended June 30, 2009	Six months ended June 30, 2010	Six months ended June 30, 2009
GAAP Basis:
Net Investment Income	$20,420,637	$25,535,403	$40,685,902	$49,286,785
Net Increase in Net Assets from Operations	22,334,832	23,821,700	52,817,883	19,754,630
Net Asset Value at end of period	642,415,796	514,031,903	642,415,796	514,031,903
Less: Incremental incentive management fee expense using existing formula as applied to current period operating results	(4,130,722)	(4,701,094)	(7,631,808)	(9,317,859)
As Adjusted:
Net Investment Income	$16,289,915	$20,834,309	$33,054,094	$39,968,926
Net Increase in Net Assets from Operations	18,204,110	19,120,606	45,186,075	10,436,771
Net Asset Value at end of period	634,783,988	504,714,044	634,783,988	504,714,044

Per Share Amounts, GAAP Basis:
Net Investment Income	$0.36	$0.46	$0.71	$0.89
Net Increase in Net Assets from Operations	0.39	0.43	0.93	0.36
Net Asset Value at end of period	9.83	9.24	9.83	9.24

Per Share Amounts, As Adjusted:
Net Investment Income	$0.28	$0.37	$0.58	$0.72
Net Increase in Net Assets from Operations	0.32	0.34	0.79	0.19
Net Asset Value at end of period	9.71	9.07	9.71	9.07

About BlackRock Kelso Capital Corporation

BlackRock Kelso Capital Corporation is a business development company formed in early 2005 by its management team, BlackRock, Inc. and principals of Kelso & Company, to provide debt and equity capital to middle-market companies.

The Company’s investment objective is to generate both current income and capital appreciation through debt and equity investments. The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

Forward-Looking Statements

This press release, and other statements that BlackRock Kelso Capital may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Kelso Capital’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Kelso Capital cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Kelso Capital assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Kelso Capital’s Securities and Exchange Commission (“SEC”) reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the ability of our portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment advisor or its affiliates; (13) the ability of our investment advisor to attract and retain highly talented professionals; (14) fluctuations in foreign currency exchange rates; and (15) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Kelso Capital’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Kelso Capital’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockkelso.com. The information contained on our website is not a part of this press release.

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